UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2005

Covalent Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21145	56-1668867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 975-9533

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2005 Covalent Group, Inc. (the “Company”) entered into an Executive Severance Agreement (the “Severance Agreement”) with Lawrence R. Hoffman, the Company’s Executive Vice President, General Counsel, Secretary and Chief Financial Officer.

Under the terms of the Severance Agreement, Mr. Hoffman is entitled to receive the severance benefits described below if his employment with the Company ends upon a “Qualifying Termination” within the time period commencing 90 days prior to a “Change of Control” and ending 18 months after the latter to occur of (i) a “Change of Control” or (ii) final consummation of the liquidation, sale or disposition of assets or the merger, consolidation or reorganization of the Company as described in the Severance Agreement.

“Change of Control,” as defined in the Severance Agreement, includes (i) the acquisition by any person (within the meaning of Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company, its subsidiaries, any employee benefit plan or employee stock plan of the Company or any person holding the Company’s Common Stock by for or pursuant to the terms of such plan, of (A) 35% or more of the combined voting power of the Company’s then outstanding securities, unless such person is subject to certain contractual restrictions described in the Severance Agreement, or (B) 100% of the combined voting power of the Company then outstanding regardless of any contractual restrictions; (ii) a change in the Board of Directors such that Incumbent Directors (as defined in the Severance Agreement) cease to constitute at least a majority of the authorized number of members of the Board; (iii) the approval by stockholders of the Company of a merger, consolidation or reorganization, whether or not the Company is the surviving entity in such transaction, other than in certain circumstances described in the Severance Agreement; (iv) the approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company or a complete liquidation or dissolution of the Company; or (v) the adoption by the Board of Directors of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

“Qualifying Termination,” as defined in the Severance Agreement, includes (i) an involuntary termination of Mr. Hoffman’s employment by the Company for reasons other than those that are for Cause (as defined in the Severance Agreement), (ii) a voluntary termination of employment by Mr. Hoffman for Good Reason (as defined in the Severance Agreement); (iii) a successor company’s failure for refusal to assume the Company’s obligations under the Severance Agreement as required thereunder; or (iv) the breach by the Company or any successor company of any provisions of the Severance Agreement.

The severance benefits under the Severance Agreement are (i) an amount equal to 12 months of Mr. Hoffman’s annual Base Salary (as defined in the Severance Agreement); (ii) a continuation for 12 months (unless discontinued earlier pursuant to the terms of the Severance Agreement) of all benefits pursuant to any and all welfare benefit plans under which Mr. Hoffman and/or his family is eligible to receive benefits at the same premium cost, and at the same coverage level, as in effect as of the date on which a Qualifying Termination occurs or as of the effective date of the Change in Control, whichever Mr. Hoffman elects; (iii) reasonable Company paid outplacement assistance for a period of up to 12 months following the date on which a Qualifying

Termination occurs, or for such longer period as the Company may agree; (iv) the immediate vesting and exercisability of all stock options or other equity incentives granted to Mr. Hoffman that are not otherwise vested or exercisable; and (v) any other accrued rights of Mr. Hoffman.

The foregoing description is qualified by its entirety by reference to the Executive Severance Agreement, a copy of which is filed hereto as an Exhibit 10.1 and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

The Severance Agreement replaced the severance agreement contained in the Letter Agreement between Company and Mr. Hoffman dated July 21, 2004 and filed as Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The other terms and conditions of the Letter Agreement remain in full force and effect.

Item 9.01 Exhibits

Exhibit 10.1	Executive Severance Agreement dated as of September 28, 2005 by and between Covalent Group, Inc. and Lawrence R. Hoffman.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVALENT GROUP, INC.

Dated: September 28, 2005	By:	/s/ Lawrence R. Hoffman
	Name:	Lawrence R. Hoffman
	Title:	Executive Vice President, General
Counsel, Secretary and Chief
Financial Officer

Index to Exhibits

Exhibit No.	Descriptions
Exhibit 10.1	Executive Severance Agreement dated as of September 28, 2005 by and between Covalent Group, Inc. and Lawrence R. Hoffman.